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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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GEOKINETICS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GEOKINETICS INC.

FAIRNESS OPINION APPENDIX

Annual Meeting of Stockholders
March 18, 2003

        This Fairness Opinion Appendix is an appendix to the definitive proxy materials of Geokinetics Inc. ("Geokinetics" or the "Company") that were mailed to the Company's stockholders on February 14, 2003, in connection with the 2002 Annual Meeting of Stockholders to be held March 18, 2003. The matters to be considered by the stockholders at the Annual Meeting include, among other things: (i) a series of debt restructuring, recapitalization and private placement transactions (the "Restructuring") and (ii) an amendment to the Company's Certificate of Incorporation to effect a reverse stock split of the Company's Common Stock at a ratio of 1-for-100 (the "Reverse Stock Split").

        Stockholders are advised to carefully consider the information contained in this Fairness Opinion Appendix before voting on the Restructuring or the Reverse Stock Split. If a stockholder has already submitted a proxy concerning the Restructuring or Reverse Stock Split before considering this Fairness Opinion Appendix, such stockholder is advised to reconsider such vote after carefully considering the materials contained in this Fairness Opinion Appendix. If you have already executed a proxy and wish to change your vote, you may revoke the earlier proxy by either executing the proxy enclosed with this Fairness Opinion Appendix or by attending the meeting and withdrawing the proxy in person. If you have not voted on the Restructuring or Stock Split, you may vote by either executing the enclosed proxy or by attending the meeting and voting in person. If you have already voted by executing the proxy included with the Proxy Statement and do not wish to change your vote, you need not take any further action.

        Capitalized terms that are not defined in this Fairness Opinion Appendix have the same definitions as in the Proxy Statement accompanying the Notice of Annual Meeting of Stockholders dated February 14, 2003.

Principal Elements of the Restructuring

        The principal elements of the Restructuring are:

  a.
  The Company will complete the Reverse Stock Split in order to make available additional shares of authorized Common Stock for the Restructuring.

  b.
  The Company will complete a $3,500,000 private placement with the Cash Investors (the "Private Placement"). Cash Investors purchasing $3,500,000 of Common Stock (at a post-Reverse Stock Split price of $0.329 per share) in the Private Placement will receive shares representing an aggregate of 56% of the Company's Common Stock outstanding immediately following the Restructuring giving effect to the Stock Split (excluding 3,351,556 shares reserved for a stock option pool (the "Option Pool") and 25,932 shares underlying certain residual warrants and options not affected by the Restructuring (the "Residual Warrants and Options")).

  c.
  The 2003 Noteholders will convert the indebtedness evidenced by the 2003 Notes held by them into an aggregate of up to 15% of the Company's Common Stock giving effect to the Stock Split (excluding 3,351,556 shares reserved for the Option Pool and the 25,932 shares underlying the Residual Warrants and Options) or, at their option, receive an aggregate of up to $135,000 cash paid at closing out of the proceeds of the Private Placement in lieu of shares of Common Stock. All existing warrants held by the 2003 Noteholders will be cancelled.

  d.
  The 2005 Noteholders will surrender and cancel the 2005 Notes held by them in exchange for an aggregate of $15,000 cash paid at closing out of the proceeds of the Private Placement. All existing warrants held by the 2005 Noteholders will be cancelled.

  e.
  The Equipment Lease with GeoLease, L.P. ("GeoLease") currently provides for monthly lease payments of $260,000 which the Company is able to defer until the lease expiration date (with all deferred amounts being subject to additional late payment charges of 18% per annum). The Company has been deferring its monthly lease payments since October 2000 (approximately $6,240,000 as of February 1, 2003) as permitted under the Equipment Lease, and has accrued $1,316,386 in late payment charges applicable to such deferred amounts as of February 1, 2003. Pursuant to the Restructuring, the Company will restructure its lease obligations under the Equipment Lease to, among other things (i) reduce the accrued lease balance owed to GeoLease as of April 30, 2002 from $6,672,530 to $3,700,000, which amount shall be frozen but will continue to accrue simple interest at 6% per annum from May 1, 2002 until April 30, 2004, when such balance shall become payable in full, (ii) reduce the monthly payments under the lease from $260,000 to $62,400 (inclusive of any applicable taxes) per month beginning May 1, 2002, and (iii) eliminate the $1,900,000 deferred rent obligation to GeoLease. In exchange, the Company will, among other things, (w) pay GeoLease $1,000,000 in cash out of the proceeds of the Private Placement, (x) pay GeoLease an amount of cash out of the proceeds of the Private Placement equal to $62,400 (inclusive of any applicable taxes) for each calendar month (or portion thereof) from May 1, 2002 through the closing of the Restructuring, (y) issue GeoLease 28% (excluding shares reserved for the Option Pool and the Residual Warrants and Options) of the Company's Common Stock outstanding immediately following the Restructuring, plus the remainder of the shares of Common Stock not subscribed for by 2003 Noteholders who elect to receive cash in lieu of Common Stock in exchange for their notes and warrants, and (z) pay GeoLease up to $135,000 of cash not distributed to 2003 Noteholders who elect to receive shares of Common Stock in lieu of cash in exchange for their notes and warrants.

  f.
  The existing holders of Common Stock will retain collectively 1% of the Common Stock outstanding after the Reverse Stock Split and the issuance of new shares of Common Stock to the Cash Investors, the 2003 Noteholders and GeoLease (excluding shares of Common Stock reserved for the Option Pool and the Residual Warrants and Options).

  g.
  Warrants to purchase an aggregate of 53,033,618 (prior to the Reverse Stock Split) shares of Common Stock held by the 2003 Noteholders, the 2005 Noteholders, William R. Ziegler and Steven A. Webster will be surrendered for cancellation at the closing of the Restructuring.

  h.
  The Company's Residual Warrants and Options following the Restructuring (after giving effect to the Stock Split) will entitle the holders thereof to purchase an aggregate of 25,932 shares of Common Stock at exercise prices ranging from $5.00 to $406.25 per share. The Residual Options and Warrants will have no material effect on the Company's capitalization structure following the Restructuring.

  i.
  As of the closing of the Private Placement and the Restructuring, the Company will establish the Option Pool and reserve for grant to the Company's employees, members of the Board, or other persons affiliated with the Company, stock and stock-based awards to acquire up to 3,351,556 shares equal to 15% of the outstanding Common Stock as of the closing, with the number of shares comprising the Option Pool determined on a fully-diluted basis after giving effect to the Reverse Stock Split, the issuance of shares of Common Stock to the Cash Investors, the Noteholders and GeoLease, the conversion or redemption of the 2003 Notes, the redemption of the 2005 Notes and the cancellation of all Warrants (other than the Residual Warrants and Options). Because of the substantial dilutive effect of the Restructuring on the Common Stock, the Residual Options and Warrants will have no value or any material effect on the Company's capitalization structure following the Restructuring. Consequently, awards under the Option Pool will be granted without regard to any Residual Options and Warrants held by any person. Nevertheless, any person receiving awards under the Option Pool will be required, as a condition to such award, to surrender for cancellation any and all Residual Options and Warrants held by such person. The awards will be issued pursuant to the stock awards plan attached to the Proxy Statement.

  j.
  Prior to the completion of the Restructuring, the Company's Board of Directors (the "Board") will receive a fairness opinion from Howard Frazier Barker Elliot, Houston, Texas ("HFBE") an independent financial advisor, to the effect that the Restructuring is fair to the existing stockholders from a financial perspective.

  k.
  The Cash Investors in the Private Placement will be entitled to three demand registration rights following the first anniversary of the closing plus immediately exerciseable and unlimited piggyback registration rights, in each case, with priority over other holders of registration rights and equal ranking but without priority over the registration rights of the 2003 Noteholders and GeoLease. GeoLease and 2003 Noteholders electing to receive Common Stock for their 2003 Notes and warrants in lieu of cash, acting together, will be entitled to two demand registration rights following the first anniversary of the closing, plus immediately exerciseable and unlimited piggyback registration rights, in each case, with priority over other holders of registration rights but without preference to or priority over the registration rights of the Cash Investors.

  l.
  The Restructuring and the Reverse Stock Split must be approved by a majority of the outstanding shares of Common Stock entitled to vote, including a majority of the shares voted at the meeting by the Company's stockholders other than Blackhawk Investors, LLC, William R. Ziegler, Steven A. Webster, Christopher M. Harte, and any entities controlled, directly or indirectly, by any of such individuals (such other stockholders are referred to collectively as the "Disinterested Stockholders").

Board Approval of Restructuring

        The Board, at a meeting on October 30, 2002, considered the Restructuring, including the fairness of the Restructuring from a financial point of view to the stockholders. The Board unanimously approved the Restructuring and authorized that it be submitted to the stockholders for approval. However, as a result of the significant financial interests of members of the Board in the Company's historical transactions as well as the transactions related to the Restructuring, each of the members of the Board is an "interested director" as contemplated by Section 144 of the Delaware General Corporation Law. For this reason, the conditions precedent to the completion of the Restructuring include the receipt of a fairness opinion from an independent financial advisor that the Restructuring is fair to the Company's existing stockholders from a financial perspective. The Board engaged HFBE for this purpose. However, as a consequence of the Board not receiving an independent fairness determination prior to its approval of the Restructuring, investors should be aware of the following:

  •
  The Board only relied on the condition that the fairness opinion would be received prior to closing, rather than relying on the opinion itself prior to approving the Restructuring.

  •
  HFBE was not present and was not available to explain its opinion at the time the Board approved the Restructuring.

  •
  The Board did not consider any of the analyses presented in HFBE's opinion, in part or as a whole.

  •
  The Board did not have the opportunity to question any aspect of the fairness opinion or to perform a separate inquiry into the adequacy of the separate analysis.

  •
  The financial information available to the Board in approving the Restructuring was as of a different date than the information made available to HFBE.

Opinion of Financial Advisor

        The Board retained HFBE to act as its financial advisor in connection with rendering a fairness opinion with respect to the Restructuring. The Board did not, however, request HFBE's opinion as to the fairness to the Disinterested Stockholders as a separate class of the Company's stockholders. HFBE has advised the Board that, in its opinion, the Restructuring is fair, from a financial point of view, to the existing stockholders. The full text of HFBE's opinion, which describes the procedures followed, assumptions made, and other matters considered in the opinion, was rendered to the Board on February 12, 2002 and is attached to this Fairness Opinion Appendix as Annex A. The Board has received HFBE's opinion and is currently scheduled to meet February 27, 2003 to discuss and consider in detail the opinion rendered and the supporting analyses. We urge you to read the full opinion.

        HFBE's opinion has been directed to Geokinetics' Board and addresses only the fairness of the Restructuring, from a financial point of view, to the common stockholders. It does not address the underlying business decision to proceed with the Restructuring and does not constitute a recommendation to any stockholder as to how the stockholder should vote with respect to the Restructuring or any other related matter. HFBE's opinion is based on analyses which contain estimates and valuation ranges which are not necessarily indicative of actual values or predictive of future results or values.

        In connection with the preparation of its opinion, HFBE made certain reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, HFBE:

  •
  reviewed Geokinetics' annual reports to shareholders on Form 10-KSB for the four fiscal years ended December 31, 2001 and quarterly reports on Form 10-QSB for the quarters ended March 31, June 30 and September 30, 2002, and internal financial statements prepared by Geokinetics for the period ended December 31, 2002, which Geokinetics' management had identified as being the most current financial statements then available;

  •
  reviewed the terms applicable to the proposed private placement of 10,635,607 shares of Geokinetics Common Stock for $3,500,000;

  •
  reviewed the Schedule 14A containing the Preliminary Proxy Statement regarding the Restructuring;

  •
  reviewed the terms of Geokinetics' outstanding debt;

  •
  met with members of the senior management of Geokinetics to discuss the operations, financial condition, future prospects and projected operations and performance of Geokinetics;

  •
  visited the Company's seismic acquisition equipment maintenance facility in Brookshire, Texas;

  •
  visited one of the Company's seismic acquisition crews on location in southeast Texas;

  •
  reviewed financial forecasts and projections prepared by Geokinetics' management for the year ending December 31, 2003;

  •
  reviewed management's pro forma balance sheet following the Restructuring;

  •
  reviewed management's pro forma 2002 income statement that estimated the Company's operating results if the Restructuring had been completed at the beginning of 2002;

  •
  reviewed the historical market prices and trading volume for Geokinetics' Common Stock;

  •
  analyzed certain financial data for publicly-traded companies deemed comparable to Geokinetics;

  •
  analyzed the nature and financial terms of certain business combinations involving companies in lines of business HFBE believes to be generally comparable to those of Geokinetics; and

  •
  conducted such other studies, analyses and inquiries as HFBE deemed appropriate.

        In preparing its opinion, HFBE relied upon and assumed, without independent verification, that the financial information provided to it had been reasonably prepared and accurately and completely reflected the historical financial performance and current financial condition of Geokinetics, and represented the best currently available estimates of the future financial results and condition of Geokinetics, and that there had been no material change in the assets, financial condition, business or prospects of Geokinetics since the date of the most recent financial statements made available to HFBE.

        The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to particular circumstances. Therefore, the HFBE opinion is not readily susceptible to partial analysis or summary description. Furthermore, in arriving at its opinion, HFBE did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis or factor. Accordingly, HFBE believes that its analysis must be considered as a whole and that considering any portion of its analysis and the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, HFBE made assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Geokinetics. Estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values. In addition, analyses relating to the value of the business do not purport to be appraisals or to reflect the prices at which the business might actually be sold.

        The terms of and the decision to complete the Restructuring, including the type and amount of capital raised in the Private Placement, were solely determined by the Board of Geokinetics. In approving the Restructuring, the Board established the delivery of HFBE's opinion as a non-waivable condition to the closing of the Restructuring. The Board could not rely on HFBE's opinion at the time it approved the Restructuring because the opinion was unavailable to the Board at the time of such approval.

        HFBE is a recognized business valuation and investment banking firm with expertise in, among other things, valuing businesses and securities and rendering fairness opinions. HFBE is regularly engaged in the valuation of businesses and securities in connection with restructurings and acquisitions, private placements of equity and debt, employee stock ownership plans and other general corporate purposes. Geokinetics selected HFBE because of its experience and expertise in performing valuation and fairness opinion analyses. HFBE does not beneficially own nor has it ever beneficially owned any interest in Geokinetics. Furthermore, HFBE has no agreement or understanding to provide additional services to Geokinetics beyond the scope of its opinion.

        In assessing the financial fairness of the Restructuring, HFBE:

  •
  used widely accepted valuation methodologies to perform an independent analysis of the enterprise value and equity value of Geokinetics;

  •
  analyzed the terms of the securities to be issued in the Restructuring, including the Private Placement;

  •
  examined the post-Restructuring value to public equity holders; and

  •
  considered certain alternatives to the proposed Restructuring.

        The following is a summary of the material financial analyses performed by HFBE in connection with rendering its opinion.

Valuation Analysis

Industry Overview

        HFBE noted that stock prices across many sectors of oil field services have faced difficult times over recent years. However, no sector had been as affected as the seismic services industry. In 2002, the Geophysical / Reservoir Characterization sector of the Oil Service Index (which HFBE believed to consist of companies engaged in businesses similar to those of Geokinetics) was the worst performing sector, having lost over 52 percent of its value as of December 29, 2002. The industry has been plagued by over-capacity and over-leverage over the past several years. Additionally, constraints on capital expenditures of oil and gas exploration and production companies, which were especially evident in the US producing regions, severely impacted rig activity. The Baker Hughes Rig Count, one of the most widely-used indicators of the overall health of the oil and gas industry, fell 28 percent in the US and 17 percent worldwide during 2002. Many companies in the industry appear on the brink of bankruptcy as business prospects in the industry remain bleak; many companies' operations continue to consume cash; and merger plans were tabled over concerns related to financial conditions.

Summary of Findings

        The following table summarizes the results of HFBE's analysis of the value of Geokinetics' Common Stock using the comparable public company method and the merger and acquisition method. The indicated values in the table are based on valuation multiples ranging from the 25th percentile multiples (on the low end) and the median multiples (on the high end).

Comparable Public Company Method(1)

EBITDA for the last twelve months	$264,385		$264,385
EBITDA Multiple(2)	3.60x		5.00x
Indicated value based on trailing twelve month EBITDA	$951,786		$1,321,925
Enterprise value of Geokinetics	$952,000	to	$1,322,000

(1)
Measures of value using EBIT, Price/Projected Earnings and Cash Flow produced non-meaningful results and are not reflected in this table.

(2)
Multiples reflect the 25th percentile multiple (on the low end) and the median multiple (on the high end).

Merger and Acquisition Method(1)

EBITDA for the last twelve months	$264,385		$264,385
Multiple(2)	4.10x		6.40x
Indicated value based on trailing twelve month EBITDA	$1,083,979		$1,692,064
Enterprise value of Geokinetics	$1,084,000	to	$1,692,000

(1)
Measures of value using EBIT produced non-meaningful results and are not reflected in this table.

(2)
Multiples reflect the 25th percentile multiple (on the low end) and the median multiple (on the high end).

Analysis and Valuation of Geokinetics Common Stock

        As part of its analysis, HFBE performed an independent valuation of Geokinetics' Common Stock using two widely accepted valuation methodologies. The first is the comparable public company method, which involves the multiplication of various earnings and cash flow measures by appropriate risk-adjusted multiples determined by analyzing other public companies in the same or similar businesses. The second method is the merger and acquisition method, in which control transactions in a similar industry are analyzed to determine relevant earnings multiples at which control of similar companies changes hands.

        Comparable Public Company Method.    Geokinetics is engaged in the acquiring and processing of seismic data for the purposes of oil and gas production. Therefore, HFBE chose for its analysis, public companies whose primary business is seismic acquisition and processing. Using publicly available information, HFBE compared selected financial information for Geokinetics and the following five selected publicly-traded companies:

  •
  Veritas DGC, Inc.

  •
  Dawson Geophysical Co.

  •
  Compagnie Generale de Geophysique

  •
  Seitel Inc.

  •
  Petroleum Geo-Services ASA

        HFBE measured multiples of earnings before interest and taxes (EBIT) and earnings before interest, taxes, depreciation and amortization (EBITDA). To derive the relevant multiples, EBIT and EBITDA levels of the public companies were compared to their enterprise value (equal to the trading value of equity plus the book value of debt, less cash on the balance sheet). Additionally, HFBE analyzed price/projected 2003 earnings and cash flow per share multiples wherein equity values were compared to the projected net income and cash flows—calculated as net income plus depreciation and amortization plus (minus) the increase in deferred tax asset (liability). The ranges of multiples and the 25th percentile, median and the mean of each measure are shown below:

Measure	Lowest	25th Percentile	Median	Mean	Highest
• EBIT	5.7x	7.6x	9.5x	12.9x	23.5x
• EBITDA	1.5x	3.6x	5.0x	6.5x	16.9x
• Price/projected earnings	0.8x	1.2x	1.5x	3.5x	8.1x
• Cash flow per share	0.1x	1.2x	1.5x	4.4x	17.0x

        HFBE valued Geokinetics using multiples ranging from the 25 percentile to the median of multiples of the comparable companies and derived an enterprise value for Geokinetics of between $952,000 and $1.3 million. The EBIT, price/projected earnings and cash flow per share multiples produced non-meaningful values as the EBIT and cash flow figures were negative for Geokinetics over the last twelve months ended December 31, 2002. Geokinetics was not projected to have positive net income in 2003 under the pre-Restructuring financial structure.

        HFBE had all data points necessary to perform the analysis except that estimated next fiscal year-end earnings per share data was not available for Seitel, Inc. or Dawson Geophysical Co. as no analyst coverage was available for these firms.

        Merger and Acquisition Method.    The merger and acquisition methodology also involves multiples of earnings, cash flows and other financial measures. Multiples used in this approach are determined through an analysis of transactions involving controlling interests in companies in a similar industry or with operations similar to the principal business operations of Geokinetics. HFBE researched various merger and acquisition transactions in the seismic services and seismic equipment industries within the past two and a half years and reviewed the purchase prices and implied transaction multiples for the following selected transactions:

ACQUIROR	TARGET
— Fox Paine & Co., LLC	— Paradigm Geophysical Ltd.
— Input/Output Inc.	— AXIS Geophysics Ltd.
— Applied Terravision Systems, Inc.	— Acdat System Services, Ltd.
— TGS-NOPEG Geophysical Co.	— A2D LP
— Input/Output, Inc.	— Pelton Company, Inc.
— Stryker Corp.	— Image Guided Technologies Inc.

        EBITDA and EBIT multiples were calculated for these transactions based on the trailing twelve-month financial performance of the target companies. The multiples of latest twelve month EBITDA ranged from 8.8 to 3.5 times, with a median of 6.4 times. The multiples for last twelve month EBIT ranged from 40.7 to 3.6 times, with a median of 8.6 times. Based on Geokinetics' risk profile, HFBE selected multiples toward the lower end of the range of the observed control multiples to value Geokinetics and derived an enterprise value for Geokinetics of between $1.1 million and $1.7 million. Again, EBIT figures for Geokinetics over the trailing twelve months were negative, and therefore, produced a non-meaningful enterprise value. The ranges of multiples and the 25th percentile, median and mean of each measure are shown below:

Measure	Lowest	25th Percentile	Median	Mean	Highest
• EBIT	3.6x	5.7x	6.4x	5.4x	40.7x
• EBITDA	3.5x	4.1x	8.6x	6.2x	8.8x

        The transactions listed above were identified through various research databases on merger and acquisition transactions, including transactions that were announced and closed approximately two and a half years prior to the valuation date, with relevant information to the valuation adequately available, and in which the target companies' primary operating business was similar to that of Geokinetics. In conducting its research, HFBE utilized the publicly-available databases of Securities Data Corporation, Mergerstat and Herold's. Although public information was not available for AXIS Geophysics, Inc. and Pelton Company, Inc., HFBE had a previous relationship with these companies through which relevant data was obtained. The screening criteria of transaction data was based on target companies with the Standardized Industrial Classification ("SIC") code of 1382. HFBE then systematically reviewed the business descriptions for each target and excluded targets that were not engaged in seismic services or seismic equipment manufacturers. Each transaction that met these criteria and upon which adequate financial information was available was used in HFBE's fairness opinion analysis.

        HFBE had all data points necessary to perform the analysis except that last twelve month EBIT data was not available for Acdat System Services, Ltd.

        Equity Value.    HFBE applied an enterprise value range of $952,000 to $1.7 million for Geokinetics derived from the public comparable company and merger and acquisition methodologies as discussed above to Geokinetics' current capital structure and its proposed capital structure under the Restructuring. According to HFBE's analysis under Geokinetics' current capital structure, with its debt obligations of approximately $88.6 million, there is essentially no value in the Geokinetics Common Stock. Under the capital structure with the Restructuring, including the Private Placement, however, Geokinetics' debt would be reduced to approximately $6.2 million and an additional $3.5 million of equity would be raised.

        It is our opinion that the existing Common Stock would have positive value on the date of our opinion following the Restructuring. The value attributable to the holders of the Common Stock is derived from the lower debt balances, proceeds from the private placement, lower operating costs as a result of the negotiated terms of the equipment lease held by GeoLease, and the assumption of lower legal costs. Management provided a pro forma 2002 income statement showing the effects of the restructuring on the operating costs. EBITDA was estimated to be $2.2 million and pro forma cash flow per share equaled $0.09 when lower operating expenses were considered. EBIT remained negative on the pro forma basis. Projected 2003 earnings following the Restructuring were forecast by management of Geokinetics to be $1.8 million, due to lowered operating, legal and interest costs in addition to other considerations. Utilizing these pro forma numbers and projections along with the range of multiples discussed before, it is our opinion that the value to the existing stockholders after the Restructuring is between $21,000 and $129,000.

        Additionally, after the Restructuring the Company will be in a much stronger financial position to continue its operations, service its debt obligations according to the provisions of the Restructuring, and potentially create value for the equity holders. If the Restructuring is not consummated, Geokinetics' ability to continue its operations is in doubt and the existing stockholders would likely not receive any value for their ownership in the Company.

Fairness Analysis

        In assessing the fairness of the Restructuring to Geokinetics' existing stockholders from a financial point of view, HFBE considered (i) the value available to existing stockholders after satisfying debt under each of the current and proposed capital structures at various assumed levels of enterprise value, (ii) the terms of the proposed Restructuring, including the terms of the Private Placement and the securities to be issued in the transaction, (iii) Geokinetics' viability under both the current and proposed capital structures, (iv) Geokinetics' present prospects for obtaining additional debt or equity financing, and (v) the value available to satisfy debt and equity holders in a bankruptcy or Chapter 11 reorganization.

        HFBE also compared the impact of the transaction on the value of the Common Stock owned by the stockholders of Geokinetics to the value of the most likely alternatives to the transaction. The alternatives considered included (i) continuing under the current financial structure, (ii) a Chapter 11 bankruptcy filing, (iii) a different third party investor/acquiror, and (iv) a liquidation.

        In considering the status quo alternative, HFBE considered that Geokinetics had only $2.4 million in cash as of December 31, 2002. While revenues were increasing, $8.6 million of debt was maturing on May 1, 2003. This fact, coupled with the realization that interest expense in 2002 was nearly $11 million on $22.6 million of revenues further convinced us of the Company's inability to operate under its financial structure, let alone pay off debt. The Company had no readily available alternative source of liquidity.

        In considering a restructuring/Chapter 11 bankruptcy, Geokinetics' management believed the current levels of outstanding debt would not permit reorganization in a manner that would preserve any value in the Company's common stock. All of the outstanding debt, approximately $88.6 million, would be senior to claims of the existing common stockholders.

        In assessing the viability of a different third party investor/acquirer, HFBE discussed with Company management the steps taken to arrange the financing of the Private Placement and other parties that were contacted. Management indicated that they had spoken with suppliers and previous creditors through the Restructuring/capital raising process, but were unable to receive any other proposals. The current status of the merger and acquisition market for seismic services firms should also be taken into account when considering the viability of this alternative. During 2002, there were two mergers tabled. One that would have created the second largest firm in the industry between

Petroleum Geo-Services ASA and Veritas DGC, Inc., and another between two smaller regional firms, ARCIS Corporation and Trace Energy Services Ltd. Further, due to Geokinetics' highly leveraged balance sheet, there was currently no value to the existing stockholders of Geokinetics, and therefore, little likelihood of obtaining capital from another investor or being acquired without first completing a restructuring.

        In considering a liquidation of Geokinetics, Geokinetics' book value is negative $86.5 million on a relatively small asset base. Moreover, essentially all of the Company's assets secure the outstanding debt and the values the Company would receive for the assets in a liquidation would likely be significantly less than the amount of the Company's indebtedness. In any liquidation, therefore, it would be unlikely that the existing stockholders of Geokinetics would receive any value.

        In considering the Restructuring in comparison with the other alternatives discussed above, HFBE considered the following:

  •
  The Restructuring provides additional capital to Geokinetics in the form of $3.5 million for new Common Stock.

  •
  Geokinetics' debt will be reduced by approximately $82.4 million through cash payments of approximately $1.2 million and the conversion of existing debt to Common Stock.

  •
  The Restructuring of the terms of the Equipment Lease, which will reduce monthly lease payments from approximately $260,000 to approximately $62,400, with GeoLease.

  •
  Geokinetics' near term debt amortization is substantially reduced.

  •
  The interests of existing stockholders are reduced from 100 percent of equity outstanding to 1 percent, without including the effect of certain outstanding options and warrants.

  •
  The effect of de-leveraging Geokinetics' balance sheet allows for lower interest expense in the future, and conserves Geokinetics' cash.

        Based on the foregoing analysis, HFBE has concluded that the transaction is fair to the existing stockholders of Geokinetics from a financial point of view.

        Geokinetics has agreed to pay HFBE a fee of $50,000 plus approximately $3,000 in reasonable out-of-pocket expenses incurred by HFBE in connection with the rendering of the fairness opinion, including HFBE's reasonable expenses of legal counsel. No portion of the fee was contingent upon approval or completion of the Restructuring. Geokinetics has further agreed to indemnify HFBE against certain liabilities and expenses related to or arising in connection with the rendering of its services, including liabilities under the federal securities laws.

ANNEX A

Opinion of Financial Advisor

February 12, 2003

The Board of Directors
c/o Mr. Thomas J. Concannon
Vice President and Chief Financial Officer
Geokinetics Inc.
One Riverway, Suite 2100
Houston, Texas 77056

Dear Members of the Board:

        You have requested Howard Frazier Barker Elliott, Inc. ("HFBE") to render its opinion (the "Opinion") as of the current date, as to the fairness, from a financial point of view, to the existing public stockholders of Geokinetics Inc., a Delaware corporation ("Geokinetics" or the "Company"); of the contemplated formal restructuring of the Company's existing debt (the "Restructuring"). As part of the Restructuring the Company's existing stockholders will be subject to substantial dilution.

        The Opinion does not address the Company's underlying business decision to effect the Restructuring. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or part of the Company.

        As part of our financial advisory activities, HFBE engages in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, and valuations for estate, corporate and other purposes. We are experienced in these activities and have performed assignments similar in nature to that requested by you on numerous occasions.

        In rendering its Opinion, HFBE has reviewed certain information furnished by Geokinetics including, but not limited to, the following:

1.
Geokinetics's annual reports to shareholders on Form 10-KSB for the four fiscal years ended December 31, 2001 and quarterly reports on Form 10-QSB for the quarters ended March 31, June 30 and September 30, 2002, and draft interim financial statements prepared by Geokinetics for the period ended December 31, 2002, which Geokinetics's management had identified as being the most current financial statements then available;

2.
The terms of the proposed Restructuring and the Private Placement of Geokinetics;

3.
Schedule 14A containing the Preliminary Proxy Statement regarding the Restructuring;

4.
Management's pro forma balance sheet following the Restructuring;

5.
Management's pro forma 2002 income statement estimating the Company's operating results if the Restructuring had been completed at the beginning of 2002;

6.
Terms of the Company's outstanding debt;

7.
The Company's internally prepared financial forecasts and projections for the year ending December 31, 2003;

8.
The historical market prices and trading volume for Geokinetics's Common Stock; and

9.
Published information on the seismic services industry by various research groups.

The Board of Directors
Geokinetics Inc.
February 12, 2003

        We have met with certain officers and employees of the Company and discussed with them the business, operations, assets, present condition and future prospects of Geokinetics. We have visited the Company's Brookshire, Texas facility and one of the Company's seismic acquisition crews on location in east Texas, but have not conducted a physical inspection of fixed assets, nor have we made or obtained any independent evaluation or appraisal of any such fixed assets or any other assets of Geokinetics. In addition, we undertook such other studies, analyses and investigations as we deemed appropriate.

        In arriving at our Opinion, HFBE assumed and relied upon the accuracy and completeness of the financial and other information provided to us and have not assumed any responsibility for independent verification of such information. We have assumed that the financial pro forma statements and projections prepared by the management of the Company represents their best current judgment as to the future financial condition and results of operations of the Company and have assumed that the projections have been reasonably prepared based on such current judgment. We have also taken into account our assessment of general economic, market and financial conditions and our experience in similar transactions, as well as our experience in securities valuation in general. Our Opinion necessarily is based upon regulatory, economic, market and other conditions as they exist on the valuation date, and the information made available to us as of the date hereof. Subsequent developments may affect this Opinion, and we do not have any obligation to update, revise or reaffirm this Opinion. The Company's management has informed us that it knows of no additional information that would have a material effect on our valuation. The Opinion does not address the relative merits of the Restructuring and any other transaction or business strategies discussed by the Board of the Company as alternatives to the Restructuring, or the decision of the Company Board to proceed with the Restructuring.

        HFBE assumed that there had been no material change in the Company's financial condition, results of operations, business or prospects since the date of the last financial statements made available to HFBE. HFBE relied on advice of counsel to the Company as to all legal matters with respect to the Company or the Restructuring.

        The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Furthermore, in arriving at its Opinion, HFBE did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis or factor. Accordingly, HFBE believes that its analysis must be considered as a whole and that considering any portion of such analysis and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its Opinion. In its analyses, HFBE made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Any estimates contained in theses analyses are not necessarily indicative of actual values or predictive of future results or values which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of the business do not purport to be an appraisal or to reflect the price at which the business might actually be sold.

        Neither HFBE nor its employees has any present, or contemplate future, interest in the Company, which might tend to prevent them from making a fair and unbiased opinion.

The Board of Directors
Geokinetics Inc.
February 12, 2003

        Based on the foregoing and such other factors as we consider relevant, and in reliance thereon, it is our opinion as of the date of this letter, that the Restructuring is fair to the existing stockholders of the Company from a financial point of view.

Sincerely,

HOWARD FRAZIER BARKER ELLIOTT, INC.
By:	/s/ ALEX W. HOWARD Alex W. Howard, CFA, ASA Senior Managing Director
By:	/s/ DAVID S. KULKARNI David S. Kulkarni Managing Director

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GEOKINETICS INC.
FAIRNESS OPINION APPENDIX
Annual Meeting of Stockholders March 18, 2003
Comparable Public Company Method(1)
Merger and Acquisition Method(1)
ANNEX A Opinion of Financial Advisor